Exhibit (h)(57)

                                                                        PROPOSED


                      TRANSFER AGENCY AGREEMENT SUPPLEMENT
                               The RBB Fund, Inc.

                       Boston Partners All-Cap Value Fund
                    (Investor Class and Institutional Class)

     This supplemental agreement is entered into this ___ day of ______, 2002, by and between THE RBB FUND, INC. (the "Fund") and PFPC Inc., a Delaware corporation (the "Transfer Agent"), which is an indirect, wholly-owned subsidiary of PNC Bank Corp.

     The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and the Transfer Agent have entered into a Transfer Agency Agreement, dated as of August 16, 1988 (as from time to time amended and supplemented, the "Transfer Agency Agreement"), pursuant to which the Transfer Agent has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the Shares of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Transfer Agency Agreement Supplement have the meaning specified in the Transfer Agency Agreement.

     The Fund agrees with the Transfer Agent as follows:

     1. ADOPTION OF TRANSFER AGENCY AGREEMENT. The Transfer Agency Agreement is hereby adopted for the Boston Partners All-Cap Value Fund (Investor Class and Institutional Class) of the Fund. Each such Investor and Institutional Class of the Boston Partners All-Cap Value Fund shall constitute a "Class" as referred to in the Transfer Agency Agreement and its shares shall be "Shares" as referred to therein.

     2. COMPENSATION. As compensation for the services rendered by the Transfer Agent during the term of the Transfer Agency Agreement, the Fund will pay to the Transfer Agent, with respect to each Class of the Boston Partners All-Cap Value Fund, monthly fees that shall be agreed to from time to time by the Fund and the Transfer Agent, for each account open at any time during the month for which payment is being made, plus certain of the Transfer Agent's expenses relating to such services, as shall be agreed to from time to time by the Fund and the Transfer Agent.

     3. COUNTERPARTS. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.                                   PFPC INC.



By:_______________________________            By:_______________________________
         Edward J. Roach                             Wayne D. Weaver
Title:   President                            Title:   Vice President